EXHIBIT 5.1

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 U.S.A. Tel: (804) 289-9600

April 28, 2026

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

As Senior Counsel of The Brink’s Company, (the “Company”), I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of 3,900,000 shares of the Company’s common stock, par value $1.00 (the “Common Stock”), in connection with The Brink’s Company 2024 Equity Incentive Plan, as amended and restated (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

I am familiar with the Registration Statement and the exhibits thereto. I have also examined originals or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments, as I have deemed necessary or advisable for the purposes of rendering this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates or written statements from officers and other appropriate representatives of the Company and its subsidiaries or public officials. In all such examinations I have assumed the genuineness of all signatures, the authority to sign and the authenticity of all documents submitted to me as originals. I have also assumed the conformity to the original of all documents submitted to me as copies.

Based upon and subject to the foregoing, I am of the opinion that:

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

2.	The shares of Common Stock have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the Commonwealth of Virginia in effect on the date hereof. I do not express any opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion letter with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is rendered as of the date hereof, and I disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to my attention and that may alter, affect or modify the opinions expressed herein. This opinion letter is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

Eric Fleming, Esq.
Senior Counsel